THE MALLARD FUND, INC.
Investments / March 31, 2000
(Showing Percentage of Total Value of Net Assets)
______________________________________________________________________________

                              Shares           Value
COMMON STOCK -   0.6%

Broadcom Corporation              1,050   $     255,019
Cisco Systems, Inc.               6,578         508,562
Fusion Medical Technologies       8,070         157,365
Kana Communications, Inc.         5,546         377,128
Seagate Technology, Inc.          2,243         138,505
Usinternetworking, Inc.           3,180         123,225

    TOTAL COMMON STOCK (COST $100,839)	   $   1,559,804

MUTUAL FUNDS - 54.5%

American Funds - EuroPacfic     298,143   $  13,300,168
CI Emerging Markets Growth      337,662      25,854,792
Morgan Stanley Emerging Mar     957,238      19,939,277
Templeton Institutional Eme   1,381,082      16,614,416
Vanguard Extended Market In     304,217      12,059,148
Vanguard Institutional Inde     433,075      59,214,280

   TOTAL MUTUAL FUNDS (COST $133,033,896) $ 146,982,081

LIMITED PARTNERSHIPS - 46.7% (a)

Accel Internet Fund III, L.P.             $     531,296
Adams Capital Management II, L.P.               239,406
Alloy Ventures 98, L.P.                       3,660,859
Atlas Venture Fund IV, L.P.                   2,254,722
Atlas Venture Fund V, L.P.                      257,051
Audax Private Equity Fund, L.P.                    -
Austin Ventures VII, L.P.                       259,405
Bain Capital Fund VI, L.P.                    1,064,788
Bain Capital VI Coinvestment Fund L.P.          775,773
BC European Capital VI, L.P.                    998,444
Berkshire Fund V, L..P.                         118,234
Blackstone Capit                              2,357,843
Bowman Offshore Founders Fund, L.P.           2,990,000
Bowman Technology Fund, L.P.                  8,068,126
Brookside Capital Partners Fund, L.P.         2,806,306
Carlyle Asia Partners, L.P.                     375,492
Centennial Fund VI, L.P.                      1,295,392
CIBC Oppenheimer Emerging Markets Liquidatin     91,360
Code Hennessy & Simmons                         524,774
ComVentures IV, LP                              470,495
Delphi Ventures IV, L.P.                      9,591,688
Doughty Number 6                                920,899
Everest Capital Frontier, L.P.                5,995,670
Hicks, Muse, Tate & Furst Equity Fund IV, L.  5,340,056
Highfields Capital Ltd.                       7,542,987
Hummer Winblad Venture Partners IV            1,404,438
Insight Capital Partners Cayman III, L.P.     1,742,727
J. H. Whitney Equity Partners III, L.P.       7,060,759
J. H. Whitney IV, L.P.                        2,152,543
J. H. Whitney Mezzanine Fund, L.P.              699,015
J. W. Childs Equity Partners II, L.P.         1,034,146
Knightsbridge Integrated IV                   2,653,879
Knightsbridge Integrated V                      100,000
Knightsbridge Post Venture IV, L.P.             469,829
Lone Redwood, L.P.                            5,799,547
Maverick Fund USA, Ltd.                       7,056,258
Meritech Capital Partners                     4,094,349
ML - Silver Lake Special Trust                  155,000
Mohr, Davidow Ventures VI, L.P.                 289,156
Morgenthaler Venture Partners V               2,500,354
Morgenthaler Partners VI                        100,000
Oak Investment Partners IX                      237,371
Pequot Technology Perennial Fund              5,933,308
Redpoint Ventures I, L.P.                       784,735
Sankaty High Yield Partners, L.P.               882,900
Sevin Rosen Fund VI L.P.                        911,436
Sevin Rosen Fund VII, L.P.                      312,318
Spectrum Equity Investors III, L.P.           5,106,396
Summit Accelerator Fund, L.P.                    93,767
Summit Ventures V, L.P.                       1,872,630
T/A Atlantic & Pacific IV, L.P.               1,364,162
TCV III (Q), L.P.                             6,262,524
TCV IV, L.P.                                    828,728
The Varde Fund IV-A, L.P.                       529,355
Tiger Management                              3,792,657
Weston Presidio Capital III, L.P.             1,054,656
Worldview Technology Partners III, L.P.         271,552

TOTAL LIMITED PARTNERSHIPS(COST 89,195,849)$ 126,081,561



FUND OF FUNDS - 3.9% (a)

Knightsbridge Integrated Holdings 3,000   $  10,625,430

 TOTAL INVESTMENTS  (COST $224,492,654)   $ 285,248,876

OTHER ASSETS AND LIABILITIES, NET-105.7%   (15,431,580)

NET ASSETS  -  100.00%                    $ 269,817,296


*Cost for federal income tax purposes at March 31, 2000 has not been determined due to the Fund not having received tax information on all of the Fund's investments in limited partnerships.

(a) See Note 8.
(b) Closed-end investment company.


The accompanying notes are an integral part of the financial statements.







						                    The Mallard Fund, Inc.
						             Statement of Assets and Liabilities
                      For the Year Ended March 31, 2000


Assets:

        Investments, at value (Cost $224,492,654) $ 285,248,876
        Cash                                           	283,864

        Total Assets                      	       $ 285,532,740

Liabilities:

        Bank loan                                 $  15,582,076
        Other accrued expenses                          133,368

        Total Liabilities                         $  15,715,444

        Commitments (Note 8)

        Net Assets                                $ 269,817,296

Net Assets consist of:

        Common Stock, $0.001 par value
             Authorized 100,000,000 shares;
             11,883,910 shares
             issued and outstanding              $      11,884
        Paid-in capital                            213,155,490
        Contributed capital                         21,218,750
        Distributions in excess of net inves inc   (25,373,357)
        Accumulated net realized gain on inv            48,307
        Net unrealized appreciation on investments  60,756,222

Net Assets                                       $ 269,817,296
Net Asset Value Per Share
        ($269,817,296 / 11,883,910 shares)       $       22.70


The accompanying notes are an integral part of the financial statements.


                      					The Mallard Fund, Inc.
                            Statement of Operations
                     For the Year Ended March 31, 2000

INVESTMENT INCOME

Income:
          Interest Income                 $      35,708
          Dividend Income                     5,960,080

              Total Income                $   5,995,788

Expenses:

        Investment consulting fees (Note  $     192,500
        Investment management fees               20,867
        Administration fee (Note 4)              73,994
        Custodian fees (Note 4)                   4,280
        Legal fees                               41,146
        Audit fees                               27,501
        Directors fees and expenses              13,314
        Insurance                                 2,821
        Interest on bank loan                   862,165
        Miscellaneous expenses                    8,374

              Total Expenses              $   1,246,962

NET INVESTMENT INCOME                     $   4,748,826

        Net realized gain on investments dur  7,349,893
        Net unrealized appreciation of inves 77,331,213

            Net realized and unrealized g $  84,681,106

NET INCREASE IN NET ASSETS RESULTING FROM $  89,429,932


The accompanying notes are an integral part of the financial statements.



                    				The Mallard Fund, Inc.
			 	                  Statement of Cash Flows
                     For the Year Ended March 31, 2000

INCREASE (DECREASE) IN CASH FROM:
		Operating Activities
		Net increase in net assets from operations $   89,429,932

        Adjustments:
             Increase in other acc exp      			      62,259
             Decrease in pay for inv purchased   		(125,000)

        Net realized and unrealized gain on inv 		(84,681,106)
        Purchases of portfolio investments			    (181,399,339)
        Proceeds from disposition of investments		116,984,950
        Investment paydowns   					                 1,165,001

        Net decrease in cash 						             $ (58,563,303)

	Financing Activities

             Increase in Bank loan				         $    5,472,212
             Dividends Paid 					                  (5,000,000)
             CRAT Asset Transfer				               55,628,268
             CRUT I and CRUT II Contribution		      2,133,930

        Net increase in cash					              $   58,234,410

        Net decrease in cash   					                 (328,893)
        Cash at beginning of year     				            612,757

        Cash at end of year					               $      283,864

        Supplemental cash flow information:
             Cash paid for interest			        	$      809,719
		Non cash transfers		        	                $   15,262,599
		 Appreciation on inv				                     $   77,331,213

The accompanying notes are an integral part of the financial statements.


                         				The Mallard Fund, Inc.
			                   Statement of Changes in Net Assets

                                				Year ended         Year ended
                                			March 31, 2000   March 31, 1999
INCREASE (DECREASE) IN NET ASSETS:
Operations:

     Net investment income		       	$   4,748,826 	       $779,018
     Net realized gain loss on inv		    7,349,893   	   (5,559,879)
     Net increase in unrealized apprec 77,331,213      (12,594,371)

     Net increase (decrease) in net assets$  89,429,932 	$(17,375,232)

Distributions to Shareholders from:

     Net investment income 			          $  (4,748,826)	    $ (779,018)
     In excess of net investment 		       (25,373,357)  	 (23,912,337)

     Total Distributions 			             $ (30,122,183)	$ (24,691,355)

Capital Transactions:

     Capital Contribution			              $  21,218,750 $  -
     Proceeds from 1,828,352 shares      	     	 -        19,691,354
     Proceeds from 2,203,700 shares 	        25,122,184    -
     Proceeds from CRAT assst transfer	      55,628,268    -
     Common stock reacquire			              (12,196,989)   -
     Proceeds from CRUT I  purchase		         1,872,647    -
     Proceeds from CRUT II purchase		         2,004,010    -

     Net increase in net asstes		         $  72,430,120 $ 19,691,354

NET ASSETS:

     Beginning of Period   			             116,860,677   139,235,910
     End of Period (including			          $269,817,296  $116,860,677
        investment income of $25,373,357 and $23,912,337, respectively)

The accompanying notes are an integral part of the financial statements.


THE MALLARD FUND, INC.
Financial Highlights
For a share outstanding throughout each period.

                			  For the Year	    For the Year     For the Period
                			  April 1, 1999	  April 1, 1998   May 30, 1997#  to
                			  March 31, 2000	 March 31, 1999    March 31, 1998

Net Asset Value-Begin of Pd   	$11.52        $16.75        $19.97**

Investment Operations:
     Net investment income    	  0.44         0.09          0.97
     Net realized	and unreal gain13.54       (2.55)        (0.59)
     Total from invest operations	13.98      (2.46)         0.38

Distributions
     From net income   			        (0.44)     (0.09)        (0.97)
     In excess of nii   		        (2.36)     (2.68)        (0.05)
     In excess of real gain        	 0          0          (0.54)
     Return of capital        	      0          0          (2.04)
     Total Distributions   		     (2.80)     (2.77)        (3.60)

Net Asset Value-End of Pd  		    $22.70     $11.52        $16.75

Total Return (a)  			148.39%***   (12.18%)   0.85%(b)

Ratios (to average net assets)/ Supplemental Information
          Expensses(excluding int)    0.25%         0.58%  1.06%*
          Expenses(including int)     0.81%         1.23%  1.95%*
          Net Investment income       3.10%         0.66%  5.05%*
          Portfolio turnover         64.92%        26.98%  28.87%
          Net Assets end of pd     $269,817      $116,820  $139,236

Number of shares outstanding     11,883,910   10,140,988   8,312,636
Amount of bank loans outstanding
     At end of the period  		$15,582       $10,109   $24,170
Average amount of bank loan outstanding
     during the period   		$15,108       $13,699   $17,713
Amount of maximum month end bank loans
     during the period  		$22,098       $24,745   $24,170
Average amount of bank loans per share    $1.41         $1.35    $2.13
Weighted average interest rate of bank loans
     during the period			       5.74%         5.69%    6.04%


*    Annualized
** Initial public offering price of $20.00 per share less offering expenses of $0.03 per share.
***  Total return affected by asset donation. (See note 7)
#     Commencement of Operations.
(a) Based on per share net asset value. Per share market price is not readily determinable since fund shares are not currently sold to the public. Total return assumes reinvestment of dividends at the most recent quarterly net asset value and does not reflect brokerage commissions or initial underwriting discounts.
(b)   Total investment return has not been annualized.


The accompanying notes are an integral part of the financial statements.







					________________________________________________
					Deloitte & Touche LLP	Telephone (412) 338-7200
					2500 One PPG Place	Facsimile (412) 338-7380
					Pittsburgh, Pennsylvania, 15222-5401


INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Shareholders of The Mallard Fund, Inc.:

We have audited the accompanying statement of assets and liabilities of the Mallard Fund, Inc., including the schedule of investments, as of March 31, 2000, and the related statements of operations and cash flows for the year then ended, the statement of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the two years in the period then ended. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits. The financial highlights for the period ended March 31, 1998 were audited by other auditors, whose report thereon dated June 5, 1998, expressed an unqualified opinion.

We concluded our audits in accordance with auditing standards generally accepted in the United States of America. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.
Our procedures included confirmation of securities owned as of March 31, 2000, by correspondence with the custodian and limited partnerships. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of the Mallard Fund, Inc. as of March 31, 2000, the results of its operations and its cash flows for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the financial highlights for each of the two years in the period then ended, in conformity with accounting principles generally accepted in the United States of America.



Deloitte & Touche LLP


June 7, 20000